                                                Filed Pursuant to Rule 424(b)(3)
                                                           File Number 333-66498
PROSPECTUS SUPPLEMENT NO. 3
---------------------------

                                  $175,000,000

                              Neuberger Berman Inc.
                     Liquid Yield Option(TM) Notes due 2021
                              (Zero Coupon-Senior)
                                       And
                           Common Stock Issuable Upon
                     Conversion and/or Purchase of the LYONs

            This prospectus supplement supplements the prospectus dated August 20, 2001 of Neuberger Berman Inc., as supplemented September 4, 2001 and September 17, 2001 (as supplemented prior to the date hereof, the "prospectus"), relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $175,000,000 aggregate principal amount at maturity of LYONs and the common shares issuable upon conversion, and/or purchase by us, of the LYONs. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

             The following represents updated information regarding the selling securityholders listed in the selling securityholders table contained on page 44 of the prospectus.

                                                          Aggregate Principal
                                                          Amount of LYONs at   Percentage of   Number of Shares of   Percentage of
                                                             Maturity that         LYONs        Common Stock That     Common Stock
Name                                                          May be Sold       Outstanding      May Be Sold (1)     Outstanding (2)
----                                                          -----------       -----------      ---------------     ---------------
----
McMahan Securities Co. L.P. ..........................       $1,500,000(8)         *                  20,831              *
All other holders of LYONs or future transferees,
   pledgees, donees, assignees or successors of
    any such holders(6)(7) ...........................       $2,975,000           1.70%               41,316              *

 -------------------
 * Less than 1%.
[Footnotes in this prospectus supplement correspond to the footnotes in the prospectus.]

 (1) Calculated assuming only the conversion of all of the holder's LYONs at a conversion rate of 13.8879 shares of common stock per $1,000 principal amount at maturity of the LYONs (giving effect to the three-for-two stock split paid in shares of our common stock on August 16, 2001 to stockholders of record on August 1, 2001). This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future. The number in this column does not include common stock that we may issue upon purchase of LYONs by us at the option of the holder nor does it include any other shares of common stock otherwise held by each such holder.

 (2) Calculated based on 70,660,723 shares of common stock outstanding as of July 27, 2001. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.

 (6) Information about other selling securityholders will be set forth in prospectus supplements, if required.

 (7) Assumes that any other holders of LYONs, or any future transferees, pledgees, donees, assignees or successors of or from any such other holders of LYONs, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

 (8) Such aggregate principal amount is in addition to $9,100,000 of LYONs which were previously registered and subsequently sold by McMahan Securities Co. L.P.

         The information contained in this prospectus supplement regarding the selling securityholders has been prepared from information given to us by those selling securityholders on or prior to the date of this prospectus supplement.

         Investing in the LYONs involves risks that are described in the "Risk Factors" section beginning on page 9 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus supplement is November 12, 2001.
(TM)Trademark of Merrill Lynch & Co., Inc.

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